Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-263376

FINAL TERMS SUPPLEMENT (To Prospectus dated May 27, 2022, Product Supplement dated May 27, 2022 and Prospectus Supplement dated May 31, 2022)

Final Terms Supplement

UBS AG Trigger Autocallable Optimization Securities

UBS AG $700,000.00 Securities Linked to the shares of SPDR® S&P® Oil & Gas Exploration & Production ETF due December 26, 2025

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof.
Term	Approximately 12 months, unless called earlier.
Underlying Asset	The shares of SPDR® S&P® Oil & Gas Exploration & Production ETF
Call Feature

The Securities will be called if the closing price of the Underlying Asset on any observation date is equal to or greater than the initial price. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.

Observation Dates	As specified in Call Price below.
Call Return	The call return increases the longer the Securities are outstanding and is based upon the call return rate.
Call Return Rate	15.00% per annum (or approximately 3.750% per outstanding quarter).
Call Price

The call price equals the principal amount per Security plus the applicable call return.

The table below reflects the call return rate of 15.00% per annum. Amounts in the table below may have been rounded for ease of analysis.

Observation Date*	Call Return	Call Price (per Security)
20-Mar-2025	3.750%	$10.3750

20-Jun-2025	7.500%	$10.7500

22-Sep-2025	11.250%	$11.1250

22-Dec-2025	15.000%	$11.5000

*Observation dates are subject to the market disruption event provisions set forth in the accompanying product supplement.
Payment at Maturity (per Security)

If the Securities have not been called and the final price of the Underlying Asset is equal to or greater than the trigger price, we will pay you an amount in cash at maturity equal to your principal amount.

If the Securities have not been called and the final price of the Underlying Asset is below the trigger price, we will pay you an amount in cash that is significantly less than the principal amount, if anything, resulting in a loss of principal that is proportionate to the decline of the Underlying Asset, for an amount equal to $10 + ($10 x underlying return).

Underlying Return	Final Price – Initial Price Initial Price
Closing Price

On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the Underlying Asset during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price

$126.26, which is the closing price of the Underlying Asset on the trade date, as determined by the calculation agent and as may be adjusted in the case of certain events, as described in the accompanying product supplement.

Trigger Price

$98.48, which is 78.00% of the initial price of the underlying asset, as determined by the calculation agent and as may be adjusted in the case of certain events, as described in the accompanying product supplement.

Final Price

The closing price of the Underlying Asset on the final valuation date, as determined by the calculation agent and subject to adjustments in the case of certain events, as described in the accompanying product supplement.

Trade Date	December 20, 2024
Settlement Date

December 24, 2024. We expect to deliver the Securities against payment on the second business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in two business days (T+ 2), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date	December 22, 2025, subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Maturity Date	December 26, 2025, subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Call Settlement Dates	Three business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
CUSIP	90308H664
ISIN	US90308H6642
Valoren	140774121

The estimated initial value of the Securities as of the trade date is $9.56 for Securities linked to the Underlying Asset. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this final terms supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks - Estimated Value Considerations” and “– Risks Relating to Liquidity and Secondary Market Price Considerations” in this final terms supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities may have the same downside market risk as the Underlying Asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” in this final terms supplement, under "Key Risks" beginning on page 6 of the prospectus supplement and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose a significant portion or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this final terms supplement, the previously delivered prospectus supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

See "Additional Information about UBS and the Securities" in this final terms supplement. The Securities we are offering will have the terms set forth in the Prospectus Supplement relating to the Securities, the accompanying product supplement, the accompanying prospectus and this final terms supplement.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security

Securities linked to the shares of SPDR® S&P® Oil & Gas Exploration & Production ETF	$700,000.00	$10.00	$8,400.00	$0.12	$691,600.00	$9.88

UBS Financial Services Inc.

UBS Investment Bank

Final Terms Supplement dated December 20, 2024

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering for which this final terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

•	Prospectus supplement dated May 31, 2022:
http://www.sec.gov/Archives/edgar/data/0001114446/000183988222011750/ubs2000004217_424b2-04387.htm
•	Market-Linked Securities product supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/0001114446/000183988222011628/ubs2000004208_424b2-04373.htm
•	Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “prospectus supplement” mean the UBS prospectus supplement, dated May 31, 2022, references to "Market-Linked Securities product supplement" mean the UBS product supplement, dated May 27, 2022 relating to the Securities generally, and references to the “accompanying prospectus” mean the UBS prospectus titled "Debt Securities and Warrants", dated May 27, 2022.

This final terms supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here and are comparable to the corresponding risks discussed in the “Key Risks” section of the prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the ‘‘Risk Factors’’ section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to Return Characteristics
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Risk of loss at maturity - The Securities differ from ordinary debt securities in that UBS will not make periodic interest payments or necessarily pay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying asset is equal to or greater than the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will be fully exposed to the negative underlying return and you will lose a significant portion or all of your initial investment in an amount proportionate to the decline in the price of the Underlying Asset.

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Higher call return rates are generally associated with a greater risk of loss - Greater expected volatility with respect to the Underlying Asset reflects a higher expectation as of the trade date that the price of the Underlying Asset could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher call return rate for the Securities. However, the Underlying Asset’s volatility can change significantly over the term of the Securities and the price of the Underlying Asset could fall sharply, which could result in a significant loss of principal.

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The contingent repayment of your principal applies only at maturity - You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current underlying asset price is equal to or greater than the trigger price at that time.

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Your potential return on the Securities is limited to the call return - The return potential of the Securities is limited to the call return regardless of the appreciation of the Underlying Asset. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier the Securities are called, the lower your return will be. If the Securities are not called, you will not receive any call return. As an investor in the Securities, you will not participate in any appreciation in the price of the Underlying Asset even though you will be subject to the risk of a decline in the price of the Underlying Asset.

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Greater expected volatility generally indicates an increased risk of loss at maturity - “Volatility” refers to the frequency and magnitude of changes in the price of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of the trade date that the final price of the underlying asset could be less than the trigger price and, as a consequence, indicates an increased risk of loss. However, the underlying asset’s volatility can change significantly over the term of the Securities, and a relatively lower trigger price may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.

• No interest payments - UBS will not pay interest with respect to the Securities.
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Reinvestment risk - If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as the first observation date after issuance, you should be prepared in the event the Securities are called early.

Risks Relating to Characteristics of the Underlying Asset
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Market risk - The price of the Underlying Asset can rise or fall sharply due to factors specific to that Underlying Asset and (i) in the case of common stock or American depositary receipts, its issuer (the "Underlying Asset issuer") or (ii) in the case of an exchange traded fund, the securities, futures contracts or physical commodities constituting the assets of that Underlying Asset. These factors include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying asset issuer and, therefore, the Underlying Asset. You, as an investor in the Securities, should make your own investigation into the Underlying Asset issuer and the Underlying Asset for your Securities. We urge you to review financial and other information filed periodically by the Underlying Asset issuer with the SEC.

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Owning the Securities is not the same as owning the underlying asset - The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Asset. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Underlying Asset over the term of your Securities. Furthermore, the Underlying Asset may appreciate substantially during the term of your Securities and you will not participate in such appreciation

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No assurance that the investment view implicit in the Securities will be successful - It is impossible to predict whether and the extent to which the price of the Underlying Asset will rise or fall. The price of the Underlying Asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer. You should be willing to accept the risks of owning equities in general and the Underlying Asset in particular, and to assume the risk that, if the Securities are not automatically called, you will not receive any positive return on your Securities and you may lose a significant portion or all of your initial investment.

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There is no affiliation between the underlying asset issuer, or for Securities linked to exchange traded funds, the issuers of the constituent stocks comprising the underlying asset (the "underlying asset constituent stock issuers") and UBS is not responsible for any disclosure by such issuer(s) - We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer or, if applicable, any underlying asset constituent stock issuers. However, we are not affiliated with the underlying asset issuer or any underlying asset constituent stock issuers and are not responsible for such issuer's public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should make your own investigation into the underlying asset issuer or, if applicable, each underlying asset constituent stock issuer. Neither the underlying asset issuer nor any underlying asset constituent stock issuer is involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. Such issuer(s) have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of, and any amounts payable on, your Securities.

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The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests –– The underlying equity may be an exchange traded fund, and although the trading characteristics and valuations of such underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

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Fluctuation of NAV –– The net asset value (the "NAV") of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

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Failure of the underlying equity to track the level of the underlying index –– The underlying equity may be an exchange traded fund. Such underlying equity may be designed and intended to track the level of a specific index (an "underlying index"), but various factors, including fees and other transaction costs, may prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity may not be equal to the performance of its underlying index.

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Energy Sector Risk - The assets of the XOP Fund are also concentrated in the energy sector, and therefore the XOP Fund may be more volatile than a fund with more diversified components. Energy companies develop and produce oil, gas and consumable fuels and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand, exploration and production spending, world events and economic conditions, swift price and supply fluctuations, energy conservation, the success of exploration projects, liabilities for environmental damage and general civil liabilities and tax and other governmental regulatory policies. Weak demand for energy companies' products or services or for energy products and services in general, as well as negative developments in these other areas, including natural disasters or terrorist attacks, would adversely impact the XOP Fund's performance.

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Oil and Gas Sector Risk - The assets of the XOP Fund are concentrated in the oil and gas exploration and production industry, and therefore the XOP Fund may be more volatile than a fund with more diversified components. Companies in the oil and gas sector develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies' products or services or for energy products and services in general, as well as negative developments in these and other areas, would adversely impact the performance of the XOP Fund. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies also may be at risk for environmental damage claims.

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The SPDR® S&P® Oil & Gas Exploration & Production ETF utilizes a passive indexing investment approach - The SPDR® S&P® Oil & Gas Exploration & Production ETF (the "XOP Fund") is not managed according to traditional methods of "active" investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the XOP Fund, utilizing a "passive" or indexing investment approach, attempts to approximate the investment performance of the target index by investing in a portfolio of stocks that generally replicate such target index. Therefore, unless a specific stock is removed from the target index, the XOP Fund generally would not sell a stock because the stock's issuer was in financial trouble. In addition, the XOP Fund is subject to the risk that the investment strategy of the XOP Fund's investment adviser may not produce the intended results.

Estimated Value Considerations

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The issue price you pay for the Securities exceeds their estimated initial value - The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this final terms supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the Underlying Asset, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value - The value of your Securities at any time will vary based on many factors, including the factors described above and in “- Risks Relating to Characteristics of the Underlying Asset - Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date - We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

Risks Relating to Liquidity and Secondary Market Price Considerations
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There may be little or no secondary market for the Securities - The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements - For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets for the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Securities prior to maturity - The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the Underlying Asset; the volatility of the Underlying Asset; the dividend rate paid on the Underlying Asset; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices - All other things being equal, the use of the internal funding rates described above under “- Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest
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Following certain events, the calculation agent can make adjustments to the Underlying Asset and terms of the Securities that may adversely affect the market value of, and return on, the Securities — Following certain events affecting the Underlying Asset, the calculation agent may make adjustments to the initial price, the trigger price and/or the final price of the Underlying Asset, as applicable, and any other term of the Securities and, in some instances, may replace the Underlying Asset. However, the calculation agent will not make an adjustment in response to all events that could affect the Underlying Asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Securities and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement, the prospectus supplement or this document as necessary to achieve an equitable result. In the case of common stock or ADRs, following certain events relating to the Underlying Asset Issuer, such as a reorganization event or a delisting or suspension of trading, the return on the Securities may be based on the common stock or ADRs of a successor to the Underlying Asset issuer in combination with any cash or any other assets distributed to holders of the Underlying Asset, if applicable, or on the common stock issued by another company. In the case of an ETF, following certain events relating to the ETF, such as its discontinuance, a delisting or suspension of trading, or a material modification, the return on the Securities may be based on a share of another ETF, on a basket of securities, futures contracts, commodities and/or other assets that the calculation agent determines is comparable to the affected ETF’s underlying constituents or on an alternative calculation of such ETF. The occurrence of any such event and the consequent adjustments may materially and adversely affect the market value of, and any amounts payable on, the Securities. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.” Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

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Dealer incentives - UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of 1.20% per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

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Potential UBS impact on the market price of the Underlying Asset - Trading or transactions by UBS or its affiliates in the Underlying Asset and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Asset may adversely affect the market price of the Underlying Asset and, therefore, the market value of, and any amounts payable on, your Securities.

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Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the Underlying Asset, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Securities. The calculation agent may also postpone the determination of the closing price of the Underlying Asset if a market disruption event occurs and is continuing on any observation date (including the final valuation date) and may make adjustments to the initial price, trigger price, the final price and/or the Underlying Asset itself for certain events affecting the Underlying Asset. For more information, see the sections "General Terms of the Securities -- Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset", " -- Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset" and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement. As UBS determines the economic terms of the Securities, including the call return rate and trigger price, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates may publish research or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities, and which may be revised without notice. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may influence the value of the Securities. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Asset to which the Securities are linked.

Risks Relating to General Credit Characteristics
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Credit risk of UBS - The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

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The Securities are not bank deposits- An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. Prior to any debt-to-equity swap or write-off with respect to any Securities, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Securities; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Securities will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Securities. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Securities, the price or value of their investment in the Securities and/or the ability of UBS to satisfy its obligations under the Securities and could lead to holders losing some or all of their investment in the Securities.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Securities may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Securities and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation
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Uncertain tax treatment - Significant aspects of the tax treatment of the Securities are uncertain. You should read carefully the sections entitled "What are the Tax Consequences of the Securities" herein and in the prospectus supplement and “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, and consult your tax advisor about your tax situation.

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Energy Sector Risk - The assets of the XOP Fund are also concentrated in the energy sector, and therefore the XOP Fund may be more volatile than a fund with more diversified components. Energy companies develop and produce oil, gas and consumable fuels and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand, exploration and production spending, world events and economic conditions, swift price and supply fluctuations, energy conservation, the success of exploration projects, liabilities for environmental damage and general civil liabilities and tax and other governmental regulatory policies. Weak demand for energy companies' products or services or for energy products and services in general, as well as negative developments in these other areas, including natural disasters or terrorist attacks, would adversely impact the XOP Fund's performance.

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Oil and Gas Sector Risk - The assets of the XOP Fund are concentrated in the oil and gas exploration and production industry, and therefore the XOP Fund may be more volatile than a fund with more diversified components. Companies in the oil and gas sector develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies' products or services or for energy products and services in general, as well as negative developments in these and other areas, would adversely impact the performance of the XOP Fund. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies also may be at risk for environmental damage claims.

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The SPDR® S&P® Oil & Gas Exploration & Production ETF utilizes a passive indexing investment approach - The SPDR® S&P® Oil & Gas Exploration & Production ETF (the "XOP Fund") is not managed according to traditional methods of "active" investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the XOP Fund, utilizing a "passive" or indexing investment approach, attempts to approximate the investment performance of the target index by investing in a portfolio of stocks that generally replicate such target index. Therefore, unless a specific stock is removed from the target index, the XOP Fund generally would not sell a stock because the stock's issuer was in financial trouble. In addition, the XOP Fund is subject to the risk that the investment strategy of the XOP Fund's investment adviser may not produce the intended results.

Information about the Underlying Asset

All disclosures regarding the Underlying Asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset. You should make your own investigation into the Underlying Asset.

The Underlying Asset will be registered under the Securities Act of 1933, the Securities Exchange Act of 1934 (as amended, the "Exchange Act") and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying Asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the Underlying Asset issuer can be located by reference to its SEC file number provided below.

SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained herein regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF (the "XOP Fund") from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser (the "Adviser") of the XOP Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XOP Fund.

The XOP Fund seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P Oil & Gas Exploration & Production Select Industry Index (the "target index"). The XOP Fund employs a sampling strategy, which means that the XOP Fund is not required to purchase all of the securities represented in the target index. Instead, the XOP Fund may purchase a subset of the securities in the target index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the target index. Under normal market conditions, the XOP Fund generally invests substantially all, but at least 80%, of its total assets in the securities comprising the target index. In addition, the XOP Fund may invest in equity securities that are not included in the target index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by the Adviser).

The target index represents the oil and gas exploration and production industry group of the S&P Total Market Index that satisfy the following criteria: (i) have a float-adjusted market capitalization above $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index rebalancing reference date) above 90% or have a floatadjusted market capitalization above $400 million with a float-adjusted liquidity ratio (as defined above) above 150%; and (ii) are U.S. based companies. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. Rebalancing occurs on the third Friday of the quarter ending month.

As of September 30, 2017, ordinary operating expenses of the XOP Fund are expected to accrue at an annual rate of 0.35% of the XOP Fund's daily net asset value. Expenses of the XOP Fund reduce the net value of the assets held by the XOP Fund.

As of September 30, 2017, the XOP Fund's five largest company holdings include: Carrizo Oil & Gas Inc. (2.58%), Whiting Petroleum Corporation (2.34%), SM Energy Company (2.23%), Oasis Petroleum Inc. (2.20%) and PDC Energy Inc. (2.11%).

In making your investment decision you should review the prospectus supplement and the prospectus related to the XOP Fund, dated October 31, 2017, filed by the SPDR® Series Trust (the "XOP Fund Prospectus") available at:

sec.gov/Archives/edgar/data/1064642/000119312517323271/d413018d485bpos.htm#fdcdc933-a5d9-43c9-b52b-4db44a17f80a_1

In addition, the XOP Fund Prospectus is available on the XOP Fund's website as indicated below. In making your investment decision you should pay particular attention to the sections of the XOP Fund Prospectus entitled "Principal Risks of Investing in the Fund" and "Additional Risk Information." UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XOP Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

The XOP Fund's website is us.spdrs.com/en/etf/spdr-sp-oil-gas-exploration-production-etf-XOP. Shares of the XOP Fund are listed on the NYSE Arca under ticker symbol "XOP."

Information filed by the XOP Fund with the SEC can be found by reference to its SEC file numbers: 333-57793 and 811-08839.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this final terms supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset.

Historical Information

The graph below illustrates the performance of XOP Fund's shares for the period indicated, based on information from Bloomberg. XOP Fund's closing price on December 20, 2024 was $126.26. The solid line represents the trigger price of $98.48, which is equal to 78.00% of the closing price on December 20, 2024. The closing prices in the graph below may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. Past performance of the Underlying Asset is not indicative of the future performance of the Underlying Asset.

What are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in the prospectus supplement under “What Are the Tax Consequences of the Securities?” and the accompanying product supplement under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards” and particularly the discussion in respect of the “constructive ownership” rules under Section 1260 of the Code (defined below), and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Securities as pre-paid derivative contracts with respect to the underlying asset. If your Securities are so treated, you should generally recognize capital gain or loss upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the constructive ownership rules, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). However, it is possible that the IRS could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon automatic call or maturity of your Securities is determined, even though you may not receive any amounts from the issuer in respect of your Securities prior to the automatic call or maturity of your Securities. In such a case, you may be treated as having a holding period in respect of your Securities prior to the automatic call or maturity of your Securities, and such holding period may be treated as less than one year even if you receive a payment upon the automatic call or maturity of your Securities at a time that is more than one year after the beginning of your holding period. The deductibility of capital losses is subject to limitations.

Section 1260. Because the underlying asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Securities could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Securities were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Securities could be recharacterized as ordinary income, and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Securities as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards — Section 1260” in the accompanying product supplement.

We will not attempt to ascertain whether the underlying asset issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If the underlying asset issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the taxable disposition of a Security. You should refer to information filed with the SEC or the equivalent governmental authority by the underlying asset issuer and consult your tax advisor regarding the possible consequences to you in the event that such entity is or becomes a PFIC or USRPHC.

In the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments for Securities Treated as Any Type of Prepaid Derivative or Prepaid Forward” in the accompanying product supplement. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Securities.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisor concerning the significance and potential impact of the above considerations.

Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to the discussion below regarding Section 871(m) of the Code and “FATCA,” you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of the Securities generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Securities are not “delta-one” with respect to the underlying asset or any U.S. underlying constituent, our special U.S. tax counsel is of the opinion that the Securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made on the date the terms are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, the underlying constituents or your Securities, and following such occurrence your Securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset, the underlying constituents or the Securities. If you enter, or have entered, into other transactions in respect of the underlying asset, the underlying constituents or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the entire term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities (including possible alternative treatments and the issues presented by Notice 2008-2) arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this final terms supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this final terms supplement.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a "conflict of interest" in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation - The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks - Estimated Value Considerations” and “– Risks Relating to Liquidity and Secondary Market Price Considerations” in this final terms supplement.

Prohibition of Sales to EEA & UK Retail Investors - The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Securities

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the Securities offered by this final terms supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated August 13, 2024 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 8, 2022 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.